EXHIBIT 8.1

LOGITECH INTERNATIONAL S.A.

Subsidiary	Jurisdiction of Incorporation
3Dconnexion	Poland
3Dconnexion GmbH	Federal Republic of Germany
3Dconnexion Holding SA	Switzerland
3Dconnexion (U.K.) Ltd.	United Kingdom
3Dconnexion, Inc.	Delaware, USA
Labtec Europe SA	Switzerland
Labtec Inc.	Massachusetts, USA
Logi (U.K.) Ltd.	United Kingdom
Logicad 3D, Inc.	California, USA
3Dconnexion EURL	France
LogiCool Co. Ltd.	Japan
Logitech (Jersey) Ltd.	Jersey, Channel Islands
Logitech 3D Holding GmbH	Federal Republic of Germany
Logitech Australia Computer Peripherals Pty Ltd.	Commonwealth of Australia
Logitech Canada Inc.	Canada
Logitech Espana BCN SL	Spain
Logitech Europe SA	Switzerland
Logitech Far East Ltd.	Taiwan, Republic of China
Logitech France SARL	Republic of France
Logitech GmbH	Federal Republic of Germany
Logitech Hong Kong Ltd.	Hong Kong
Logitech Inc.	California, USA
Logitech Ireland Services Limited	Ireland
Logitech Italia SRL	Republic of Italy
Logitech Korea Ltd.	Korea
Logitech Malaysia	Malaysia
Logitech Nordic AB	Sweden
Logitech Northern Europe B.V.	Kingdom of the Netherlands
Logitech S.A.	Switzerland
Logitech Singapore Pte. Ltd.	Republic of Singapore
Logitech Trading (Shanghai) Co. Ltd.	People’s Republic of China
Natural Computing Inc. (Mauritius)	Republic of Mauritius
Spacetec IMC Gmbh	Federal Republic of Germany
Spotlife, Inc.	Delaware, USA
Suzhou Logitech Computing Equipment Co., Ltd.	People’s Republic of China
Suzhou Logitech Electronic Co., Ltd.	People’s Republic of China